Exhibit 10.1

Execution Copy

JOINT BUYERS AGREEMENT

by and between

EPR PROPERTIES

and

SKI RESORT HOLDINGS LLC

November 2, 2016

Exhibit 10.1

10.4	Entire Agreement	25
10.5	Amendments and Waivers	25
10.6	Governing Law	25
10.7	Consent to Jurisdiction	25
10.8	Prevailing Party	26
10.9	Waiver of Jury Trial	26
10.10	Binding Effect	27
10.11	Severability	27
10.12	Counterparts	27
10.13	Third Parties	27
10.14	Assignment	27
10.15	Interpretation; Certain Definitions	27

JOINT BUYERS AGREEMENT

JOINT BUYERS AGREEMENT (the “Agreement”), dated November 2, 2016, by and between EPR Properties, a Maryland real estate investment trust (the “Attractions Purchaser”), and Ski Resort Holdings LLC, a Delaware limited liability company (the “Ski Purchaser”). The Attractions Purchaser and the Ski Purchaser are each sometimes referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Attractions Purchaser and the Ski Purchaser have entered into that certain Purchase and Sale Agreement, dated as of even date herewith (the “Purchase Agreement”), with CNL Lifestyle Properties, Inc., a Maryland corporation (“CNL”), CLP Partners, LP, a Delaware limited partnership (the “CNL Operating Partnership”), and the other sellers named therein (each, a “Seller,” and collectively, the “Sellers” and, together with CNL and CNL Operating Partnership, the “Seller Parties”), pursuant to which the Attractions Purchaser and the Ski Purchaser have agreed to acquire, or to cause one or more of its Affiliates or permitted assigns to acquire, the Equity Interests and the Purchased Assets from the Seller Parties, on the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, CNL and the Parties intend that the consideration for the acquisition of the U.S. Ski Purchased Assets from the Seller Parties by the Ski Purchaser shall consist of cash and the Ski Purchaser’s (and/or its Affiliates’) delivery of a promissory note in the aggregate principal amount of $243,425,000 (the “Note”) secured by the U.S. Ski Purchased Assets pursuant to mortgages (the “Mortgages”);

WHEREAS, the Ski Purchaser agrees that it (and/or its Affiliates) shall amend and restate, or cause to be amended and restated, the Note and the Mortgages immediately after the Seller Parties assign the Note and the Mortgages to EPT Ski Properties, Inc., a Delaware corporation and a subsidiary of the Attractions Purchaser (the “Lender”), to reflect the assignment by CNL to the Lender of the Note and the Mortgages and concurrently therewith, the Ski Purchaser and its Affiliates shall enter into the Financing Documents (as defined herein) with the Lender, which Financing Documents shall be in the forms previously agreed to by the Ski Purchaser and the Attractions Purchaser;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Ski Purchaser has delivered to the Attractions Purchaser the guaranty of Och-Ziff Real Estate Fund III, L.P., Och-Ziff Real Estate Parallel Fund III A, L.P., Och-Ziff Real Estate Parallel Fund III B, L.P., Och-Ziff Real Estate Parallel Fund III D, L.P., Och-Ziff Real Estate Parallel Fund III E, L.P. and OZNJ Real Estate Opportunities, L.P. (each, a “Guarantor” and collectively, the “Guarantors”), dated as of the date hereof, in favor of the Attractions Purchaser with respect to the obligations of the Ski Purchaser and its Affiliates under this Agreement (the “Guaranty”);

WHEREAS, the Board of Trustees of the Attractions Purchaser (the “Attractions Purchaser Board”) has (a) duly and validly authorized the execution and delivery of this Agreement, the Purchase Agreement and the Financing Documents and (b) approved the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale, the assignment to the

Lender of the Note and the Mortgages by CNL and the amendment and restatement of the Note and the Mortgages contemplated herein, and the other transactions contemplated by the Purchase Agreement and this Agreement, on the terms and subject to the conditions set forth in the Purchase Agreement and this Agreement;

WHEREAS, the manager of the Ski Purchaser (the “Ski Purchaser Manager”) has (a) duly and validly authorized the execution and delivery of this Agreement, the Purchase Agreement and the Financing Letter and (b) approved the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale and the other transactions contemplated by the Purchase Agreement and this Agreement, on the terms and subject to the conditions set forth in the Purchase Agreement and this Agreement; and the Guarantors have taken all actions necessary to authorize and approve the execution, delivery and performance of the Guaranty;

WHEREAS, the Parties agree that the purpose of this Agreement is to set forth the rights and obligations of the Ski Purchaser and the Attractions Purchaser with respect to each other as a result of the Parties having entered into the Purchase Agreement;

WHEREAS, the Parties acknowledge that, subject to the terms set forth in this Agreement, each of the Parties is relying on the other to consummate the Contemplated Transactions and to cooperate on certain matters and decisions related thereto; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1—DEFINITIONS.

Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement. In addition, for purposes of this Agreement:

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Attractions Assets Effect” has the meaning set forth in Section 5.3(i) hereto.

“Attractions Purchaser” has the meaning set forth in the introductory paragraph.

“CNL” shall have the meaning set forth in the Recitals.

“CNL Operating Partnership” shall have the meaning set forth in the Recitals.

“Confirming Notice” shall have the meaning set forth in Section 8.2(f) hereto.

“Continuing Party” shall have the meaning set forth in Section 5.9 hereto.

“Contemplated Transactions” shall mean all transactions contemplated by the Purchase Agreement, including the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the assignment of the Note and the Mortgages to the Lender by CNL.

“Credit Agreement” shall mean the Credit Agreement, to be dated as of the Closing Date, by and among the Lender and the borrowers listed on Schedule 1 thereto, in the form attached to the Financing Letter.

“Damaged Party” has the meaning set forth in Section 9.2(c) hereto.

“Direct PSA Damages” has the meaning set forth in Section 9.2(c)(i) hereto.

“Effective Date” shall mean the date of this Agreement.

“Financing Documents” shall mean:

(a) The Credit Agreement, the Indemnity Agreement, the Security Agreements, the ROFO Agreement, the Guaranty Agreement, the Pledge Agreement (each as defined in the Credit Agreement), the Assignment of Licenses, Permits and Contracts, the amended and restated Note and the related Mortgages, each in substantially the form attached to the Financing Letter (subject to modification to address local law issues); and

(b) All other documents entered into by the Lender in connection with the assignment to the Lender by CNL of the Note and the Mortgages at Closing, each of the foregoing in the form agreed to by the Attractions Purchaser and the Ski Purchaser and each as from time to time may be amended or supplemented.

“Financing Letter” shall mean a separate letter agreement executed by the Ski Purchaser and agreed to and accepted by the Attractions Purchaser as of the date hereof, to which the forms of the Financing Documents and Porcupine Letter are attached.

“Guaranty” shall have the meaning set forth in the Recitals.

“Guarantor” or “Guarantors” shall have the meaning set forth in the Recitals.

“Indirect PSA Damages” has the meaning set forth in Section 9.2(c)(ii) hereto.

“Initiating Party” shall have the meaning set forth in Section 8.2(f) hereto.

“JBA Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching party in bad faith with the actual knowledge and intention of such party that such act or failure to act will constitute a breach of this Agreement.

“Lender” shall have the meaning set forth in the Recitals.

“Maryland Court” shall have the meaning set forth in Section 10.7 hereto.

“Mortgages” shall have the meaning set forth in the Recitals.

“Non-Consummation Notice” shall mean a written notice delivered by one party to the other parties in accordance with Section 10.2 of the Purchase Agreement by which that party notifies the recipients that it does not intend to consummate the Closing, specifying the applicable provision or provisions under the Purchase Agreement pursuant to which such termination is made and describing the basis therefor in reasonable detail.

“Note” shall have the meaning set forth in the Recitals.

“Obligation Termination Event” means the occurrence of any of (a) a Purchase Agreement Termination, (b) a Party delivering a Non-Consummation Notice, or (c) the Outside Date if the Contemplated Transactions shall not have been consummated on or prior to such date.

“Obligor” has the meaning set forth in Section 9.2(c) hereto.

“Other Damages” has the meaning set forth in Section 9.2(c)(iii) hereto.

“Parties” or “Party” shall have the meaning set forth in the introductory paragraph.

“Porcupine Letter” means that certain letter agreement concerning the Sierra-at-Tahoe property, substantially in the form attached to the Financing Letter.

“Proportionate Share” shall mean (a) with respect to the Ski Purchaser, 45.1% and (b) with respect to the Attractions Purchaser, 54.9%.

“PSA Willful Breach” means a Willful Breach, as such term is defined in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchase Agreement Termination” shall mean (x) a termination or purported termination of the Purchase Agreement by the Parties, or (y) a valid termination of the Purchase Agreement by CNL.

“Purchaser Expense Reimbursement” shall have the meaning set forth in Section 8.2(d) hereto.

“Responding Party” shall have the meaning set forth in Section 8.2(f) hereto.

“Seller” and “Sellers” shall have the meaning set forth in the Recitals.

“Seller Parties” shall have the meaning set forth in the Recitals.

“Ski Purchaser” has the meaning set forth in the introductory paragraph.

“Ski Purchaser Manager” shall have the meaning set forth in the Recitals.

“Sole Responsible Party” shall have the meaning set forth in Section 8.2(e) hereto.

“Third Party” shall mean any Person or group of Persons other than the Attractions Purchaser, the Ski Purchaser, CNL and their respective Affiliates.

ARTICLE 2—MATTERS RELATING TO PURCHASE PRICE

2.1 Purchase Price Adjustments. The Parties agree to cooperate in good faith in connection with determining and proposing, and reviewing any CNL proposals for, any purchase price adjustments in connection with Article III of the Purchase Agreement on a timely basis.

ARTICLE 3—REPRESENTATIONS AND WARRANTIES OF THE SKI PURCHASER

The Ski Purchaser, on behalf of itself and the Canadian Purchaser, hereby represents and warrants to the Attractions Purchaser as follows:

3.1 Organization.

(a) The Ski Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is contemplated by this Agreement and the Purchase Agreement. The Ski Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement, or the consummation of the transactions contemplated hereby or thereby.

(b) As of the Closing Date, the Canadian Purchaser shall be validly existing and in good standing under the Laws of its jurisdiction of organization and shall have the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is contemplated under this Agreement and the Purchase Agreement. As of the Closing Date, the Canadian Purchaser will be duly qualified or licensed to do business, and will be in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement, or the consummation of the transactions contemplated hereby or thereby.

3.2 Authority.

(a) The Ski Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Financing Letter and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Financing

Letter by the Ski Purchaser, and the consummation by the Ski Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Ski Purchaser are necessary to authorize this Agreement, the Financing Letter, the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale or to consummate the other transactions contemplated hereby. The Ski Purchaser Manager has duly and validly authorized the execution and delivery of this Agreement and the Financing Letter and declared advisable the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale and the other transactions contemplated hereby. As of the Closing Date, the manager, board of directors, trustee or general partner of the Canadian Purchaser will have duly and validly authorized and declared advisable the consummation of the Canadian Asset Sale and the other transactions contemplated to be consummated by the Canadian Purchaser.

(b) Each of this Agreement and the Financing Letter has been duly executed and delivered by the Ski Purchaser and, assuming due authorization, execution and delivery by the Attractions Purchaser, constitutes a legally valid and binding obligation of the Ski Purchaser, enforceable against the Ski Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Financing Letter by the Ski Purchaser does not, and the performance of its obligations under this Agreement and the Financing Letter and the consummation of the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other transactions contemplated hereunder by the Ski Purchaser and the Canadian Purchaser, as the case may be, will not, (i) conflict with or violate any provision of (A) the Ski Purchaser’s or, as of the Closing Date, the Canadian Purchaser’s Organizational Documents, (B) any Organizational Documents of any Subsidiary of the Ski Purchaser or, as of the Closing Date, the Canadian Purchaser, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.3(b) hereto have been obtained, all filings and notifications described in Section 3.3(b) hereto have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Ski Purchaser or any of its Affiliates or by which any property or asset of the Ski Purchaser or any of its Affiliates or, as of the Closing Date, the Canadian Purchaser or any of its Affiliates, is bound, except, as to clause (i)(B) and (ii), respectively, for any such conflicts or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement, or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery of this Agreement and the Financing Letter by the Ski Purchaser does not, and the performance of its obligations under this Agreement and the Financing Letter will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) such consents, approvals, authorizations, permits, filings or notifications that will be obtained or completed on or prior to the Closing Date, (ii) such filings as may be required in connection with state and local transfer Taxes, (iii) such consents, approvals, authorizations, permits, filings and/or notifications required under the HSR Act and/or the Investment Canada Act (Canada), (iv) the New Forest Service Permits and any other consents, approvals, authorizations, permits, filings and/or notifications required under any Ground Lease to which a Governmental Authority is a party, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement, or the consummation of the transactions contemplated hereby or thereby.

3.4 Guaranty. Concurrently with the execution of this Agreement, the Ski Purchaser has delivered to the Attractions Purchaser the Guaranty duly executed by the Guarantors. The Guaranty is in full force and effect and constitutes a legally valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under such Guaranty.

3.5 Purchase Agreement Representations. The representations and warranties of the Ski Purchaser and the Canadian Purchaser in the Purchase Agreement are true and correct as of the date hereof.

ARTICLE 4—REPRESENTATIONS AND WARRANTIES OF THE ATTRACTIONS PURCHASER

The Attractions Purchaser hereby represents and warrants to the Ski Purchaser as follows:

4.1 Organization. The Attractions Purchaser is a real estate investment trust, duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. The Attractions Purchaser is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement or the consummation of the transactions contemplated hereby or thereby.

4.2 Authority.

(a) The Attractions Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and the Financing Letter and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the

Financing Letter by the Attractions Purchaser, and the consummation by the Attractions Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Attractions Purchaser are necessary to authorize this Agreement and the Financing Letter or to consummate the transactions contemplated hereby or thereby. The Attractions Purchaser Board, at a duly held meeting, has, by unanimous vote of the entire board, duly and validly authorized the execution and delivery of this Agreement and the Financing Documents and declared advisable the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the consummation of the other transactions contemplated hereby and thereby.

(b) This Agreement has been duly executed and delivered by the Attractions Purchaser and, assuming due authorization, execution and delivery by the Ski Purchaser, constitutes a legally valid and binding obligation of the Attractions Purchaser, enforceable against the Attractions Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The Financing Letter has been executed and delivered by the Attractions Purchaser.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Attractions Purchaser do not (or will not), and the performance of the Attractions Purchaser’s obligations under this Agreement and the consummation of the transactions contemplated hereby by the Attractions Purchaser will not, (i) conflict with or violate any provision of (A) the Attractions Purchaser’s charter or bylaws, or (B) any equivalent organizational or governing documents of any other Subsidiary of the Attractions Purchaser, or (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) hereto have been obtained, all filings and notifications described in Section 4.3(b) hereto have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Attractions Purchaser or any of its Subsidiaries or by which any property or asset of the Attractions Purchaser or any of its Subsidiaries is bound, except, as to clauses (i)(B) and (ii), respectively, for any such conflicts or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement or the consummation of the transactions contemplated hereby or thereby.

(b) The execution and delivery of this Agreement by the Attractions Purchaser do not, and the performance of the Attractions Purchaser’s obligations under this Agreement by the Attractions Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of the Form S-4 and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement, the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other Contemplated Transactions, (ii) as may be required under the rules and regulations of the NYSE, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local transfer Taxes, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the performance of this Agreement or the Purchase Agreement or the consummation of the transactions contemplated hereby or thereby.

4.4 Purchase Agreement Representations. The representations and warranties of the Attractions Purchaser in the Purchase Agreement are true and correct as of the date hereof.

ARTICLE 5—COVENANTS RELATING TO PRE-CLOSING PERIOD AND CLOSING DELIVERABLES

5.1 Reasonable Best Efforts; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the Purchase Agreement, at all times following the date of this Agreement unless an Obligation Termination Event has occurred, the Parties agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper and advisable under applicable Laws, or pursuant to any contract or agreement (including under the Purchase Agreement) to facilitate the consummation of the Contemplated Transactions no later than the Outside Date; provided, however, that nothing in this Section 5.1 or any other provision of this Agreement shall be deemed to require any Party to (i) waive compliance by CNL of its covenants or obligations under the Purchase Agreement, (ii) waive any of the conditions set forth in Article 9 of the Purchase Agreement, (iii) hold separate or sell, divest or dispose of any of its assets or businesses or any assets or businesses of its Subsidiaries or Affiliates, or otherwise to take or commit to take any action that limits its ability to retain any of its assets or businesses or the assets or businesses of its Subsidiaries or Affiliates, in order to resolve antitrust or competition law objections to the Contemplated Transactions by any Governmental Authority, or (iv) take any other action that is expressly excluded from (or an exception to) the Parties’ obligations under the Purchase Agreement (including disclosures described in Sections 8.7(b) and 8.7(d) thereof, and expenditures in excess of the limits described in Section 8.7(g) thereof). In addition, the Parties agree to execute and deliver such other reasonably requested documents, certificates, agreements and other writings and to take such other reasonably requested actions as may be proper, desirable or advisable in order to consummate or implement expeditiously the Contemplated Transactions subject to the terms of this Agreement and the Purchase Agreement.

(b) The Parties shall use their reasonable best efforts to cooperate and assist one another with all actions to be taken pursuant to Section 5.1(a) hereof, including the preparation and making of all filings, the obtaining of all consents, approvals, authorizations and permits, and the taking of all other actions necessary or advisable to consummate the Contemplated Transactions. The Parties agree to use their reasonable best efforts to consult with each other and cooperate with respect to all decisions required to be made in connection with this Agreement, the Purchase Agreement and any other agreement or instrument binding upon the Parties. Without limiting the foregoing, the Attractions Purchaser shall have the responsibility to work in good faith with CNL to seek all consents, approvals, authorizations and permits required to be obtained with respect to the Attractions Assets and the Ski Purchaser shall have the responsibility to work in good faith with CNL to seek all consents, approvals, authorizations and permits required to be obtained with respect to the Ski Assets.

(c) At all times following the date of this Agreement unless an Obligation Termination Event has occurred, each Party shall perform each of its respective obligations under the Purchase Agreement in all material respects (determined without regard to the provisions of the Purchase Agreement pursuant to which each of the obligations of the Parties is joint and several).

(d) At the Closing, the Parties shall cause their applicable Affiliates to deliver executed counterparts to the Porcupine Letter.

5.2 Access to Information. At all times following the date of this Agreement unless an Obligation Termination Event has occurred, the Parties will reasonably cooperate in good faith to share information with each other and to keep each other reasonably informed, including with respect to each Party’s due diligence investigation; the status of any consents, approvals, authorizations, permits of, or filings with, any Governmental Authority or other Persons necessary in connection with the consummation of the Contemplated Transactions; any meetings, discussions or communications with current or potential Tenants or Managers; and any disputes or other matters of controversy with CNL.

5.3 Amendments, Waivers and Consents; Deemed Consent.

(a) Subject to Sections 5.3(b) and (c) hereof, no Party shall take any action (i) to amend any provision of the Purchase Agreement, (ii) to waive any of the Parties’ rights under the Purchase Agreement or any condition precedent to the Parties’ obligations to consummate the Contemplated Transactions, or (iii) to consent to the Seller Parties taking any action otherwise prohibited by the Purchase Agreement or refraining from taking any action otherwise required by the Purchase Agreement, unless, in each case, such amendment, waiver or consent is approved in writing by the other Party, in its sole and absolute discretion; provided, however, that, if (A) any such amendment will affect, or such waiver or consent relates solely to actions or inactions that will affect, solely one or more of the Attractions Target Companies or U.S. Attractions Purchased Assets and (B) such amendment, waiver or consent will (x) impose no liability or financial obligation upon the Ski Purchaser or the Canadian Purchaser, and (y) result in no material adverse Tax consequences to the Ski Purchaser, the Canadian Purchaser, the Ski Target Companies or the Ski Assets (an “Attractions Assets Effect”), then the Attractions Purchaser shall have full authority, in its sole and absolute discretion, to approve such amendment or give or refrain from giving any such waiver or consent, without the Ski Purchaser’s approval, for all purposes under this Agreement and the Purchase Agreement.

(b) If the Purchase Agreement provides that any such waiver or consent may not be unreasonably withheld, conditioned or delayed by the Parties or subjects the granting of any such waiver or consent to any other condition or qualification, such standard (e.g., not to be unreasonably withheld, conditioned or delayed), condition or qualification shall apply to each Party’s waiver or consent right under this Section 5.3.

(c) Notwithstanding anything in this Section 5.3 to the contrary, to the extent any amendment, waiver, consent or notice requested by CNL would otherwise require the approval of both Parties under Section 5.3(a) of this Agreement, but automatically is deemed given under the Purchase Agreement if the Parties fail to deliver a notice of objection thereunder, then either Party may deliver such notice of objection (or similar notice).

5.4 CNL Acquisition Proposals. If CNL delivers a Notice of Superior Proposal to the Attractions Purchaser and the Ski Purchaser pursuant to Section 8.6(e) of the Purchase Agreement, the Attractions Purchaser and the Ski Purchaser shall confer in good faith as to whether the Attractions Purchaser and the Ski Purchaser desire to negotiate with CNL and, if so, the Attractions Purchaser and the Ski Purchaser shall, and shall cause their respective representatives to, negotiate with CNL in good faith and endeavor in good faith to propose changes to the terms and conditions of the Purchase Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. Notwithstanding the foregoing, for purposes hereof, each Party may agree or disagree in its sole and absolute discretion for any reason or no reason with respect to any proposed changes to the Purchase Agreement and either Party may at any time withdraw from such negotiations with CNL. During the term of this Agreement, neither Party shall provide a Company Acquisition Proposal to CNL without the prior written consent of the other Party.

5.5 Amendment and Restatement of the Note. Immediately following the assignment of the Note and the Mortgages by CNL to the Lender at the Closing:

(a) First, the Ski Purchaser shall cause the Canadian Purchaser to assume such portion of the debt represented by the Note as Ski Purchaser shall determine in its sole discretion;

(b) Immediately thereafter, (i) the Attractions Purchaser shall cause the Lender to make the Initial Advance (as defined in the Credit Agreement) in accordance with Section 2.1(a) of the Credit Agreement; (ii) the Lender, the Ski Purchaser and the Ski Purchaser’s Affiliates shall amend and restate (or cause to be amended and restated) the Note, and enter into new Mortgages to reflect, among other things, (A) the assignment by CNL of the Note and the Mortgages to the Lender, (B) an increase in the amount of the Note and the Mortgages equal to the Initial Advance (as defined in the Credit Agreement), and (C) the addition of the Canadian Purchaser as a joint and several obligor under the Note; (iii) the Lender, the Ski Purchaser and the Ski Purchaser’s Affiliates, as applicable, shall enter into the Financing Documents; and (iv) the Ski Purchaser shall cause the Guarantors to execute and deliver to the Lender the Indemnity Agreement and the Guaranty Agreement (each as defined in the Credit Agreement).

(c) For the avoidance of doubt, the sole precondition to the Parties’ obligations in Sections 5.5(a) and (b) above is the assignment of the Note and the Mortgages by CNL to the Lender.

5.6 Closing Deliverables under the Financing Documents.

(a) At the Closing, the Ski Purchaser shall deliver or cause to be delivered to the Lender:

(i) counterparts to the Financing Documents, executed by each duly authorized representative of the Guarantors, the Ski Purchaser and each of the other borrowers to the Financing Documents;

(ii) opinion of counsel to the Guarantors and the Ski Purchaser, dated the Closing Date, in the form attached to the Financing Letter;

(iii) opinions of local counsel to the Canadian Purchaser and each of the other borrowers to the Financing Documents, dated the Closing Date, in the forms attached to the Financing Letter to the extent received on or prior to the Effective Date (or otherwise in such form as is reasonably agreed to by the Parties, as contemplated by the Financing Letter);

(iv) customary certificates representing all of the issued and outstanding equity interests in the Ski Purchaser, the Canadian Purchaser and the Ski Target Companies, together with transfer powers duly endorsed in blank; and

(v) customary written consents or resolutions evidencing the capacity and authority of the Guarantors, the Ski Purchaser and each of the other borrowers to the Financing Documents to enter into and deliver the Financing Documents, and authorizing certain individuals to enter into the Financing Documents on behalf of the Guarantors, the Ski Purchaser and the other borrowers party to the Financing Documents, together with (x) an incumbency certificate for those individuals signing the Financing Documents, (y) good standing and foreign qualification certificates from the appropriate jurisdictions of formation or organization dated as of a recent date and issued by the Secretary of State or equivalent official of the jurisdiction of the Guarantors, the Ski Purchaser and each such borrower’s formation or organization or other applicable jurisdiction in the case of any certificate of foreign qualification or the equivalent, and (z) a Secretary’s certificate from the Guarantors, the Ski Purchaser and each such borrower certifying that the Organizational Documents of the Guarantors, the Ski Purchaser and each such borrower are in full force and effect (provided that the Ski Purchaser and its Affiliates may redact the following confidential or otherwise sensitive information from any Organizational Documents delivered to the Attractions Purchaser: the names of the limited partners and specific economic arrangements regarding distributions to and clawbacks from the general partner or limited partners).

(b) At the Closing, the Attractions Purchaser shall deliver or cause to be delivered to the Ski Purchaser counterparts to the Financing Documents, executed by each duly authorized representative of the Lender and/or any other Affiliates of the Attractions Purchaser that are parties to such Financing Documents.

5.7 Obligations of Canadian Purchaser and Lender. The Ski Purchaser hereby agrees to cause (and be liable for the failure of) the Canadian Purchaser to perform any and all obligations of the Canadian Purchaser under this Agreement. The Attractions Purchaser hereby agrees to cause (and be liable for the failure of) the Lender to perform any and all obligations of the Lender under this Agreement.

5.8 Notice Cooperation. To the extent an amendment, waiver, consent or notice with respect to the Purchase Agreement may be approved or given unilaterally by a Party pursuant to Sections 5.3, 8.1, or 8.2(a) of this Agreement, and such Party reasonably determines that the other Party’s approval or signature is (or may be) necessary to effect such amendment, waiver, consent or notice pursuant to the Purchase Agreement, then the other Party shall deliver such signature and otherwise cooperate with the amending, waiving, consenting or noticing Party to effect such amendment, waiver, consent or notice.

5.9 Offer of Future Cooperation. If (x) a Purchase Agreement Termination occurs, and (y) within one (1) year after such Purchase Agreement Termination, one of the Parties or its Affiliates (a “Continuing Party”) engages in substantive discussions with CNL concerning a possible transaction (however structured) in which the Continuing Party (alone or together with other Persons) would acquire any material portion of the Ski Assets (if the Continuing Party is the Attractions Purchaser) or the Attractions Assets (if the Continuing Party is the Ski Purchaser), then the Continuing Party shall inform the non-Continuing Party of such discussions and offer such non-Continuing Party the opportunity to participate in such transaction.

ARTICLE 6—COVENANTS WITH RESPECT TO POST-CLOSING MATTERS

6.1 Tax Matters. The Ski Purchaser shall cooperate in good faith with the Attractions Purchaser and CNL to cause all of the transactions contemplated by the Purchase Agreement to be taxable transactions for U.S. federal income tax purposes.

6.2 Further Action. From and after the Closing, the Parties shall execute such further documents, and perform such further acts, in each case on their own behalf or on behalf of any Persons they control, directly or indirectly, as may be reasonably necessary or desirable to carry out the transactions contemplated by this Agreement and the Purchase Agreement; provided that if any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Purchase Agreement with respect to the Attractions Assets, the Attractions Purchaser shall take all such actions and provided that if any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Purchase Agreement with respect to the Ski Assets, the Ski Purchaser shall take all such actions.

ARTICLE 7—SHARING OF LIABILITIES

7.1 Transaction Expenses.

(a) Except as otherwise provided in this Agreement, the Purchase Agreement or the Financing Documents, whether or not the Contemplated Transactions are consummated, each Party shall be solely responsible for (i) its own and its Affiliates’ fees and expenses associated with due diligence and legal, accounting and financial advisory services in connection with the Contemplated Transactions, (ii) fees and expenses payable solely by it or its Affiliates under the Purchase Agreement, and (iii) fees and expenses payable by the Purchasers collectively under the Purchase Agreement to the extent relating solely to (A) the Attractions Target Companies or the U.S. Attractions Purchased Assets (in the case of the Attractions Purchaser) or (B) the Ski Target Companies or the Ski Purchased Assets (in the case of the Ski Purchaser). Such fees and expenses shall include all transfer, sales, mortgage and leasehold taxes; all recordation charges; all title insurance costs and expenses, including title search and exam costs; all title premiums for the owner’s title insurance policies, including any endorsements; any loan policy premiums; all costs and expenses of any surveys; all escrow fees; all costs, fees, recordation taxes and assessments with respect to any financing; all fees and expenses related to obtaining licenses, permits and Third Party approvals and consents; all fees and expenses related to the release of CNL and its Subsidiaries by the Ground Lessors of all guarantees and other obligations; and all fees and expenses related to judgment and lien searches; and all legal fees and expenses.

(b) Notwithstanding anything to the contrary set forth in Section 7.1(a) above, the Ski Purchaser agrees to pay, on demand and from time to time prior to the Closing, all of the Lender’s reasonable expenses in preparing, executing, delivering and administering the Financing Documents and any requested amendment, waiver or consent relating hereto or thereto, including the reasonable fees and out-of-pocket expenses of the Attractions Purchaser’s or the Lender’s third-party consultants, special counsel, Goodwin Procter LLP, and local counsel in each jurisdiction in which the Ski Assets are located. The Ski Purchaser also agrees to pay, on demand, all reasonable out-of-pocket expenses incurred by the Attractions Purchaser or the Lender in connection with the collection of amounts due under this Section 7.1(b) and the revision, protection or enforcement of any of the Attractions Purchaser’s rights against the Guarantors under the Guaranty), including reasonable legal, accounting and third-party consultant fees incurred in connection therewith. For the avoidance of doubt, the Ski Purchaser and its Affiliates shall not be liable for (i) any fees payable to investment bankers or brokers in connection with the Contemplated Transactions (which investment banking and brokerage fees shall be the sole responsibility of the Attractions Purchaser) or (ii) any of the Attractions Purchaser’s expenses incurred in connection with its acquisition of the Attractions Assets.

(c) In the event that the Purchase Agreement is terminated by the Ski Purchaser pursuant to Section 10.1(b)(ii) of the Purchase Agreement arising from the circumstances described in Section 10.3(a)(iv)(C) of the Purchase Agreement, the Ski Purchaser shall be solely responsible for the payment of the full amount of CNL’s Reimbursable Expenses within five (5) Business Days of termination of the Purchase Agreement. If the Ski Purchaser does not pay the full amount of CNL’s Reimbursable Expenses as described above when such amount is required to be paid, then the Ski Purchaser shall indemnify the Attractions Purchaser for all losses, damages, costs and expenses the Attractions Purchaser incurs as a direct result of non-payment by the Ski Purchaser, including all losses, damages, costs and expenses incurred by the Attractions Purchaser in defending itself in a suit by CNL with regard to CNL’s Reimbursable Expenses and any payments made by the Attractions Purchaser of all or a portion of CNL’s Reimbursable Expenses.

ARTICLE 8—CLOSING CONDITIONS; TERMINATION OF PURCHASE AGREEMENT

8.1 Closing Mechanics.

(a) If the Attractions Purchaser and the Ski Purchaser unanimously agree that the closing conditions set forth in Article 9 of the Purchase Agreement are satisfied, then the Parties shall notify CNL in writing, signed by either Party, that such closing conditions have been satisfied.

(b) If either the Attractions Purchaser or the Ski Purchaser believes that one or more of the closing conditions in Section 9.1 and Section 9.2 of the Purchase Agreement have not been satisfied, such Party must promptly notify the other Party in advance of the anticipated Closing Date. The Attractions Purchaser and the Ski Purchaser shall endeavor to discuss in good faith which closing condition has not been satisfied and whether such condition can be waived. If either the Attractions Purchaser or the Ski Purchaser continues to believe in good faith that a closing condition in Section 9.1 or Section 9.2 of the Purchase Agreement has not been satisfied and (to the extent permitted by applicable Law) either the Attractions Purchaser or the Ski Purchaser is unable or unwilling to waive such closing condition, then the Parties shall promptly notify CNL of such failure of the applicable closing condition to be satisfied.

(c) Notwithstanding Section 8.1(b) above, the Ski Purchaser shall not have the unilateral right to cause the Parties to notify CNL that a closing condition has not been satisfied solely on the basis of (A) a failure, or purported failure, of one or more of the closing conditions set forth in Section 9.2(a) (closing deliverables), (b) (performance of covenants), Section 9.2(d) (bring-down of representations), Section 9.2(f) (Target Company Material Adverse Effect), Section 9.2(h) (permits and ground lease approvals) or Section 9.2(i) (pay-off of debt) of the Purchase Agreement, in each case on the basis of facts that have solely an Attractions Assets Effect, or (B) a failure, or purported failure, of the closing condition set forth in Section 9.2(g) of the Purchase Agreement.

8.2 Termination of the Purchase Agreement.

(a) If either the Attractions Purchaser or the Ski Purchaser desires to terminate the Purchase Agreement pursuant to Section 10.1 of the Purchase Agreement, the Party desiring to terminate the Purchase Agreement shall notify the other Party, and the Party desiring to terminate the Purchase Agreement shall deliver a termination notice to CNL in accordance with Section 10.2 of the Purchase Agreement; provided, however, that (i) the Ski Purchaser shall not have the unilateral right to cause the Parties to terminate the Purchase Agreement on the basis of facts that have solely an Attractions Assets Effect pursuant to Section 10.1(d)(i) or Section 10.1(d)(iii) of the Purchase Agreement, and (ii) the Attractions Purchaser shall not have the unilateral right to cause the Parties to terminate the Purchase Agreement pursuant to Section 10.1(b)(ii) of the Purchase Agreement arising from the circumstances described in Section 10.3(a)(iv)(C) of the Purchase Agreement.

(b) If the Company Termination Amount or any Reimbursable Expenses are required to be paid by CNL pursuant to the Purchase Agreement as a result of a Purchase

Agreement Termination, then any such amount shall be split between the Attractions Purchaser and the Ski Purchaser based on their Proportionate Share.

(c) Except as provided in Section 7.1(c) hereof and except in the case where one Party is determined to be the Sole Responsible Party (as defined below), if the Purchaser Termination Amount or any Reimbursable Expenses are required to be paid to CNL pursuant to the Purchase Agreement as a result of a Purchase Agreement Termination, then the Parties shall each pay their Proportionate Share of the Purchaser Termination Amount and any Reimbursable Expenses to CNL by wire transfer of same day funds to an account designated by CNL not later than five (5) Business Days after such Purchase Agreement Termination. If one Party pays its Proportionate Share of the Purchaser Termination Amount and/or any Reimbursable Expenses to CNL pursuant to this Section 8.2(c) when such amounts are required to be paid and the other Party does not, then, provided that such paying Party is not the Sole Responsible Party, the non-paying Party shall indemnify the paying Party for all losses, damages, costs and expenses incurred by the paying Party in defending itself in a suit by CNL with regard to, or in paying the non-paying Party’s Proportionate Share of, the Purchaser Termination Amount and/or any Reimbursable Expenses.

(d) In the case where one Party is determined to be the Sole Responsible Party, if the Purchaser Termination Amount or any Reimbursable Expenses are required to be paid to CNL pursuant to the Purchase Agreement as a result of a Purchase Agreement Termination, then the Sole Responsible Party shall pay the entire Purchaser Termination Amount and Reimbursable Expenses to CNL by wire transfer of same day funds to an account designated by CNL not later than five (5) Business Days after such Purchase Agreement Termination. If the Sole Responsible Party does not pay the entire Purchaser Termination Amount and Reimbursable Expenses when such amounts are required to be paid, then it shall indemnify the other Party for all losses, damages, costs and expenses the other Party incurs as a direct result of non-payment by the Sole Responsible Party, including all losses, damages, costs and expenses incurred by it in defending itself in a suit by CNL with regard to the Purchaser Termination Amount, Reimbursable Expenses and any payments made by such other Party of all or a portion of the Purchaser Termination Amount and Reimbursable Expenses. In addition, solely in the case where both (i) one Party is determined to be the Sole Responsible Party and (ii) the Purchaser Termination Amount and/or any Reimbursable Expenses are required to be paid to CNL pursuant to the Purchase Agreement as a result of a Purchase Agreement Termination, the Sole Responsible Party shall pay the other Party an amount equal to $5,000,000 (the “Purchaser Expense Reimbursement”) by wire transfer of same day funds to an account designated in writing by such Party not later than five (5) Business Days after such Purchase Agreement Termination. The Parties agree that the Purchaser Expense Reimbursement is not a penalty, but rather is liquidated damages, and is a reasonable approximation of the damages of the non-responsible Party in the circumstances in which the Purchaser Expense Reimbursement is payable, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, in the circumstance in which the Sole Responsible Party is required to pay the Purchaser Expense Reimbursement, the other Party’s right to receive payment of the Purchaser Expense Reimbursement from the Sole Responsible Party shall be the sole and exclusive remedy of such Party, such Party’s Subsidiaries and any of such Party’s former, current or future officers, directors, trustees, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Contemplated Transactions to be consummated and, upon payment of such amount, none of the Sole Responsible Party, such Sole Responsible Party’s Subsidiaries or any of Sole Responsible Party’s former, current or future officers, directors, trustees, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Purchase Agreement; provided, however, a Sole Responsible Party’s payment of the Purchaser Expense Reimbursement shall not preclude the other Party from recovering any Indirect PSA Damages from the Sole Responsible Party.

(e) A Party shall be the “Sole Responsible Party” if (i) such Party admits in writing in its sole and absolute discretion that it is the Sole Responsible Party, or (ii) a court of competent jurisdiction in a final non-appealable (or unappealed) judgment finds both (x) that such Party caused the Purchaser Termination Amount or Reimbursable Expenses to become payable, whether because it affirmatively caused (e.g., termination of the Purchase Agreement under Section 10.1(c)(iii) thereof), or its actions or omissions or a breach of its obligations under the Purchase Agreement or this Agreement were the principal reason for, a Purchase Agreement Termination that caused the Purchaser Termination Amount or Reimbursable Expenses to become payable, and (y) that the other Party, at the time of such Purchase Agreement Termination caused by the defaulting Party, was (or, using its commercially reasonable efforts, would have been, by the Outside Date) ready, willing and able to and intended to consummate, and but for the Purchase Agreement Termination caused by the defaulting Party would have consummated, the Contemplated Transactions by the Outside Date. For the avoidance of doubt, in the absence of (A) any affirmative termination by a Party of the Purchase Agreement, or (B) any other breach by a Party of this Agreement or the Purchase Agreement, a Party that fails to fulfill its obligations at the Closing under Sections 5.5 or 5.6 of this Agreement will be presumed to have caused a Purchaser Agreement Termination.

(f) To assist a Party who is contemplating causing a Purchase Agreement Termination in assessing the risk that it may be determined to be the Sole Responsible Party, such Party (the “Initiating Party”) may request that the other Party (the “Responding Party”) indicate whether it too wants to cause a Purchase Agreement Termination. If so requested, the Responding Party shall respond promptly and confer with the Initiating Party. If the Responding Party indicates that it does not want to cause a Purchase Agreement Termination, the Initiating Party may request that the Responding Party deliver to the Initiating Party a written notice (a “Confirming Notice”) executed by its Chief Executive Officer (or comparable officer) certifying that the Responding Party’s Board of Trustees or Manager, as applicable, determined, based on a review of the matter following the Initiating Party’s request, that the Responding Party is in fact (or, using its commercially reasonable efforts, would be by the Outside Date) ready, willing and able, and does intend to, consummate the Contemplated Transactions by the Outside Date (assuming that the Initiating Party does not cause a Purchase Agreement Termination and that no breach or default on the part of CNL, or failure of conditions to the Closing in favor of the Responding Party not then known to the Responding Party, arises between the date of such Confirming Notice and the Outside Date). If requested in writing by an Initiating Party, the Responding Party shall deliver a Confirming Notice within seven (7) calendar days. For purposes of this Section 8.2(f), in the event that the Responding Party is the Ski Purchaser, the Guarantors shall also deliver a Confirming Notice in form and substance and within the time frame set forth in this Section 8.2(f) to the Attractions Purchaser. Each Party reserves all rights with respect to CNL and the other Party, including the right to bring a claim for indemnification under Article 9 hereof, and pursuant to Section 10.8 hereof, all rights and remedies at Law, and a Confirming Notice shall not be conclusive evidence that the statements made therein were true, but shall be considered strong presumptive evidence with respect to such matter. After receiving a Confirming Notice, the Initiating Party may or may not decide to cause a Purchase Agreement Termination.

(g) Neither Party shall enter into a separate settlement with CNL regarding the Purchaser Termination Amount, Reimbursable Expenses or any other damages or liabilities to CNL for which both Parties are jointly and severally liable, unless: (i) the other Party consents in writing, or (ii) the settlement provides (to the other Party’s reasonable satisfaction) that CNL will not seek to recover against the other Party any of the Purchaser Termination Amount, Reimbursable Expenses or any such other damages or liabilities. In this case, the non-settling Party would have no claim against the settling Party for any sums that it subsequently pays or is obligated to pay to CNL, or for any costs of defense in connection therewith, unless the settling party is determined to be the Sole Responsible Party.

ARTICLE 9—INDEMNIFICATION; LIMITATION OF LIABILITY

9.1 Reciprocal Indemnification.

(a) Mutual Indemnification for Fraud or Willful Breach. From and after the Closing or a Purchase Agreement Termination, each Party shall, and does hereby, indemnify the other Party and the other Party’s Affiliates and Representatives against, and hold them harmless from, any and all losses, liabilities, damages, costs, penalties, expenses, fees, fines, assessments, sanctions or awards (including reasonable costs of investigation and defense, reasonable legal expenses and court costs) arising out of, resulting from or related to (i) any fraud or JBA Willful Breach by the indemnifying Party or its Affiliates, (ii) any fraud or PSA Willful Breach by the indemnifying Party or its Affiliates, and (iii) the costs and expenses of the indemnified Party enforcing its rights under this Section 9.1(a) and Section 10.8 hereof.

(b) Ski Purchaser Indemnification of Attractions Purchaser. Except as otherwise provided in Sections 8.2 or 9.1(a) hereof, from and after the Closing or a Purchase Agreement Termination, the Ski Purchaser shall, and does hereby, indemnify the Attractions Purchaser and its Affiliates and Representatives against, and hold them harmless from, any and all losses, liabilities, damages, costs, penalties, expenses, fees, fines, assessments, sanctions or awards (including reasonable costs of investigation and defense, reasonable legal expenses and court costs) arising out of, resulting from or related to (i) the Ski Assets (except to the extent arising out of, resulting from, or related to Lender’s conduct with respect to the Ski Assets), (ii) any information contained in or omitted from any securities filings made by the Attractions Purchaser in connection with the Contemplated Transactions in reliance upon and in conformity with information furnished in writing to the Attractions Purchaser by the Ski Purchaser or its Representatives relating to the Ski Purchasers or its Affiliates expressly for use in such securities filings, (iii) Section 7.1(c) of this Agreement, and (iv) the costs and expenses of the Attractions Purchaser enforcing its rights under this Section 9.1(b) and Section 10.8 hereof; provided that indemnification with respect to the foregoing clause (i) shall be applicable solely from and after the Closing, and indemnification with respect to the foregoing clause (iii) shall be applicable solely from and after a Purchase Agreement Termination.

(c) Attractions Purchaser Indemnification of Ski Purchaser. Except as otherwise provided in Sections 8.2 or 9.1(a) hereof, from and after the Closing or a Purchase Agreement Termination, the Attractions Purchaser shall, and does hereby, indemnify the Ski Purchaser and its Affiliates and Representatives against, and hold them harmless from, any and all losses, liabilities, damages, costs, penalties, expenses, fees, fines, assessments, sanctions or awards (including reasonable costs of investigation and defense, reasonable legal expenses and court costs) arising out of, resulting from or related to (i) the Attractions Assets, (ii) the authorization or validity of the Share Consideration, and any untrue statement or alleged untrue statement of a material fact contained in any securities filings made by the Attractions Purchaser (provided any filings that are made jointly with any party shall be subject to this provision only to the extent of information relating to the Attractions Purchaser, its assets or operations, and the Share Consideration), (iii) the Parties’ obligations under Section 11.9(e) of the Purchase Agreement with respect to CNL’s ownership of the Note, and (iv) the costs and expenses of the Ski Purchaser enforcing its rights under this Section 9.1(c) and Section 10.8 hereof; provided that indemnification with respect to the foregoing clause (i) shall be applicable solely from and after the Closing.

9.2 Effect of Terminations; Limitation of Liability.

(a) After Closing. Except for liability under any provision surviving a termination of this Agreement pursuant to Section 10.2(a) hereof, from and after the Closing (if any), neither Party shall have any obligation or liability to the other Party under this Agreement or the Purchase Agreement.

(b) After a Purchase Agreement Termination. Except for liability under any provision surviving a termination of this Agreement pursuant to Section 10.2(b) hereof, from and after a Purchase Agreement Termination (if any), neither Party shall have any obligation or liability to the other Party under this Agreement or the Purchase Agreement.

(c) General Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability that may be owed by either Party (together with its Affiliates, collectively, the “Obligor”) under this Agreement to the other Party (together with its Affiliates, collectively, the “Damaged Party”) for the Damaged Party’s losses, damages, costs and expenses arising out of or relating to the failure of the Contemplated Transactions to be consummated, or a breach of this Agreement by the Obligor, or otherwise, shall not exceed (A) with respect to Indirect PSA Damages, Seventy Million Dollars ($70,000,000) minus any amounts actually paid by the Obligor to CNL in respect of Direct PSA Damages, and (B) with respect to Other Damages, Five Million Dollars ($5,000,000). For purposes hereof:

(i) “Direct PSA Damages” means amounts owed by a Party (or its Affiliates) directly to CNL in respect of the Purchaser Termination Amount, Reimbursable Expenses, or otherwise arising under the Purchase Agreement from any breach by such Party thereof (including a PSA Willful Breach), liquidated damages owed by such Party pursuant thereto, or indemnification obligations of such Party thereunder.

(ii) “Indirect PSA Damages” means amounts owed by an Obligor to a Damaged Party in respect of Direct PSA Damages that, pursuant to this Agreement, are the responsibility of Obligor, but were actually paid to CNL by the Damaged Party. Indirect PSA Damages include, for example, a Damaged Party’s Proportionate Share of any Purchaser Termination Amount paid to CNL if it is later determined that the Obligor was the Sole Responsible Party, but do not include defense or enforcement costs incurred by the Damaged Party under Sections 8.2(c) or 8.2(d) hereof.

(iii) “Other Damages” means amounts owing by an Obligor to a Damaged Party that do not constitute Indirect PSA Damages, and include, for example, the Purchaser Expense Reimbursement, defense and enforcement costs incurred by the Damaged Party under Sections 8.2(c) or 8.2(d) hereof, amounts owing to a Damaged Party pursuant to Section 9.1 hereof (other than clause (ii) of Section 9.1(a) hereof), and other losses, damages, costs and expenses arising from Obligor’s breach of this Agreement (including a JBA Willful Breach).

(d) No Lost Profits. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, OR LOST PROFITS OR REVENUES, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (i) WHETHER SUCH DAMAGES WERE FORESEEABLE, (ii) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR (iii) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

(e) No Equitable Relief. Notwithstanding any other provision to the contrary contained in this Agreement, each Party acknowledges and agrees that (i) monetary damages at law are a fully adequate remedy to compensate the other Party for any breach or threatened breach of this Agreement, and (ii) an action at law for monetary damages is such Party’s sole and exclusive remedy for any such breach. No breach by any Party of this Agreement will entitle the other Party to equitable relief, including specific performance, injunctive relief, rescission or any other form of equitable remedy.

ARTICLE 10—MISCELLANEOUS

10.1 Due Diligence Review; Non-Reliance.

(a) The Ski Purchaser acknowledges that: (i) it has completed to its satisfaction its own due diligence review with respect to the Seller Parties and the Target Companies and their respective businesses, and that it is entering into the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other transactions contemplated by the Purchase Agreement based on such review, (ii) it has had access to its full satisfaction to the Seller Parties and the Target Companies and their respective properties, offices, books, contracts, commitments, personnel and records, and (iii) it has had such opportunity to seek accounting, legal and other advice or information in connection with the Ski Purchaser Interest Sale, the Ski Purchaser Asset Sale, the Canadian Asset Sale and the other transactions contemplated by the Purchase Agreement as it has seen fit. Other than the representations and warranties set forth herein or in the Purchase Agreement, the Ski Purchaser acknowledges that neither the Attractions Purchaser nor any Affiliate thereof has made any representation or warranty, including any representation or warranty as to the prospects, financial or otherwise, of the Ski Assets, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the effectiveness or the success of any operations, or the accuracy or completeness of any documents, projections, material or other information (financial or otherwise) regarding the Ski Assets furnished to the Ski Purchaser or made available to the Ski Purchaser in expectation of, or in connection with, the Contemplated Transactions, or in respect of any other matter or thing whatsoever.

(b) The Attractions Purchaser (on behalf of itself and Lender) acknowledges that: (i) it has completed to its satisfaction its own due diligence review with respect to the Seller Parties and the Target Companies and their respective businesses, and that it is entering into the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other transactions contemplated by the Purchase Agreement based on such review, (ii) it has had access to its full satisfaction to the Seller Parties and the Target Companies and their respective properties, offices, books, contracts, commitments, personnel and records, and (iii) it has had such opportunity to seek accounting, legal and other advice or information in connection with the Attractions Purchaser Interest Sale, the Attractions Purchaser Asset Sale and the other transactions contemplated by the Purchase Agreement as it has seen fit. Other than the representations and warranties set forth herein or in the Purchase Agreement, the Attractions Purchaser acknowledges that neither the Ski Purchaser nor any Affiliate thereof has made any representation or warranty, including any representation or warranty as to the prospects, financial or otherwise, of the Attractions Assets, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the effectiveness or the success of any operations, or the accuracy or completeness of any documents, projections, material or other information (financial or otherwise) regarding the Attractions Assets furnished to the Attractions Purchaser or made available to the Attractions Purchaser in expectation of, or in connection with, the Contemplated Transactions, or in respect of any other matter or thing whatsoever.

(c) Each of the Ski Purchaser and the Attractions Purchaser acknowledges that, in relation to the other Party, it (and/or its Affiliate) is acquiring the Ski Assets or the Attractions Assets, as applicable, subject only to the provisions of this Agreement and the Purchase Agreement, and not in reliance upon any representation or warranty of the other Party, except for the express representations of the other Party contained in this Agreement and the Purchase Agreement (or in any other agreement entered into among the Parties).

10.2 Termination.

(a) Upon a Closing. This Agreement shall immediately terminate and be of no further force or effect upon consummation of the Closing, except that Sections 2.1 (Purchase Price Adjustments), 5.7 (Obligations of Canadian Purchaser and Lender), and 7.1(a) and (b) (Transaction Expenses), Articles 6 (Covenants With respect to Post-Closing Matters), 9 (Indemnification; Limitation of Liability) and 10 (Miscellaneous), and all applicable definitions shall survive such termination.

(b) Upon a Purchase Agreement Termination. This Agreement shall immediately terminate and be of no further force or effect upon a valid termination of the Purchase Agreement, except that Sections 5.9 (Offer of Future Cooperation); 7.1(a) and (c) (Transaction Expenses), and 8.2 (Termination of the Purchase Agreement) and Articles 9 (Indemnification; Limitation of Liability) and 10 (Miscellaneous) and all applicable definitions shall survive such termination.

10.3 Notices. Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice sent by facsimile or e-mail transmission on any Business Day after 5:00 p.m. (New York City time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.3):

if to the Attractions Purchaser:

EPR Properties

909 Walnut Street

Kansas City, Missouri 64106

Attention: General Counsel

Telephone No.: (816) 472-1700

E-Mail: craige@eprkc.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: John Haggerty, Esq.

Telephone No.: (617) 570-1000

E-Mail: jhaggerty@goodwinprocter.com

if to the Ski Purchaser:

Och-Ziff Real Estate

9 West 57th Street, 40th Floor

New York, NY 10019

Attention: Steven E. Orbuch

Facsimile No.: (212) 790-0005

E-Mail: sorbuch@ozcap.com

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Ronald B. Emanuel, Esq.

Telephone No.: 212-541-2334

Facsimile No.: 212-541-1434

E-Mail: rbemanuel@bryancave.com

10.4 Entire Agreement. This Agreement, together with the Purchase Agreement (including exhibits, annexes and appendices thereto and the Seller Disclosure Letter), the Financing Letter, the Note, the Mortgages, the Financing Documents and the Guaranty sets forth the entire agreement and understanding of the Parties in respect of the provisions contained herein and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement or the Purchase Agreement.

10.5 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or modified only by a written instrument signed by all of the Parties hereto.

(b) No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

10.6 Governing Law. This Agreement and all Legal Proceedings (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Maryland, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

10.7 Consent to Jurisdiction.

(a) Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Maryland and to the jurisdiction of Circuit Court for Baltimore City (Maryland) (the “Maryland Court”), for the purpose of any Legal Proceeding (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the Parties hereto hereby irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in any Maryland state or federal court.

(b) Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any Legal Proceeding brought by any Party arising out of or relating to this Agreement or any ancillary agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) agrees that any claim with respect to any such action or proceeding shall be heard and determined in the Maryland Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive, subject to any rights of appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall, however, limit or affect the rights of any Party to pursue appeals from any judgments or orders of the Maryland Court as provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.3 hereof. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.8 Prevailing Party. If either Party commences any legal action against the other Party in order to enforce any of the provisions of this Agreement or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach of this Agreement (including any action pursuant to Section 9.1 hereof), the prevailing party (after a final, non-appealable (or unappealed) judgment of a court of competent jurisdiction) shall be entitled to recover from the other Party its documented reasonable out-of-pocket costs and expenses (including attorneys’ and experts’ fees and expenses) in connection with such suit (including any and all appeals).

10.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.9) AND EXECUTED BY EACH OF

THE PARTIES HERETO). The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter herein, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.10 Binding Effect. This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

10.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, such term, provision, covenant or restriction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.12 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

10.13 Third Parties. No provision of this Agreement is intended or shall confer on any Person, other than the Parties, the Lender, the Canadian Purchaser (and their respective successors), any rights under this Agreement and no other Person shall be entitled to rely thereon, including CNL or any other Seller Party.

10.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. For the avoidance of doubt, this Section 10.14 shall not restrict any rights of assignment with respect to the Purchase Agreement in accordance with Section 11.5 of the Purchase Agreement.

10.15 Interpretation; Certain Definitions. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a Person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

Ski Purchaser:

SKI RESORT HOLDINGS LLC

By:	/s/ Steven Orbuch
Authorized Person

Attractions Purchaser:

EPR PROPERTIES

By:	/s/ Gregory K. Silvers
Gregory K. Silvers, Chief Executive Officer and President

[Signature Page to Joint Buyers Agreement]